Exhibit 10.3

HENRY SCHEIN, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 1, 2025

The Plan was originally established, effective as of January 1, 1994, and was amended and restated effective as of February 9, 1998, March 1, 2005, January 1, 2008, and January 1, 2014, with the adoption of amendments from time to time, to provide deferred compensation to a select group of management and highly compensated employees of Henry Schein, Inc. and certain Associated Companies (as defined herein). The Plan is amended and restated effective as of September 1, 2025, as set forth herein.

1. Definitions. For purposes of the Plan, the following definitions apply:

(a) “Account” means the sum of the Participant’s Deferral Account and the Legacy Account.

(b) “Associated Company” means such corporations and other entities presently or in the future existing, which are (i) members of the controlled group that includes the Company or are under common control with the Company, during such periods as such corporations or entities are members of the controlled group, as such terms are defined in Section 414 of the Code, except such definition shall be modified as permitted by Treasury Regulation § 1.409A-1(h)(3) to replace “at least 80 percent” with “at least 50 percent” for purposes of applying Code Section 1563(a)(i)(2) and (3) and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining whether a trade or business is under common control; and (ii) any other entity required to be aggregated with the Company pursuant to Section 414(m) or (o) of the Code, but only during the period the entity is required to be so aggregated. Notwithstanding the foregoing, with respect to the Legacy Account (formerly known as the ESOP Supplemental Account), Associated Company means any entity described above and any corporation which is a member of the same controlled group of corporations with the Company, as defined in Section 409(l)(4) of the Code.

(c) “Base Compensation” means the salary or draw paid during a Plan Year (or, if shorter, that portion of the Plan Year during which an individual is a Participant) by an Employer to a Participant for services rendered, excluding commissions, bonuses, overtime, shift differential payments, unused sick/personal days or vacation days and gratuities. Base Compensation shall exclude the profit realized on the exercise of stock options or the sale of stock acquired under stock options, gains from the exercise of stock appreciation rights, payments under a nonqualified deferred compensation plan, income imputed on below-market loans, financial or tax planning, housing allowances, schooling allowances, income or excise tax equalization, and income from cashing out of stock options or stock appreciation rights, imputed income from the use of a company automobile, amounts received under an employee award program (without regard to whether or not an amount is paid in cash), moving expenses and relocation allowances. Base Compensation shall not include any amounts paid or accrued to a Participant as severance pay, as a contribution to the Plan or any other profit-sharing plan, pension plan, welfare plan, group insurance plan, deferred compensation plan, or any other employee benefit plan maintained by the Employer, except that Base Compensation shall include salary reduction contributions to a plan established by the Employer under Code Sections 401(k), 125 or 132.

(d) “Beneficiary” means the person or persons (if any) specified by the Participant in a written election filed with the Committee to receive the Participant’s Benefit under the Plan in the event of the Participant’s death. If no such designation is made under the Plan, “Beneficiary” means the person or persons designated by a Participant under the Qualified Plan.

(e) “Benefit” means the benefit payable under the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Change of Control” means a change of control as provided in Exhibit A hereto.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the committee, if any, appointed by the Board to administer the Plan on its behalf. If no committee is appointed, the Board shall be deemed to be the Committee.

(j) “Company” means Henry Schein, Inc. and any successor by merger, consolidation, purchase, or otherwise.

(k) “Company Stock Fund” means a notional investment which is intended to provide substantially similar results to the earnings and losses that would be accrued by an investment in the common stock of the Company, $.01 par value, subject to adjustments in such common stock for changes in the Company’s capital structure as determined by the Committee in its sole discretion.

(l) “Default Fund” means the default fund established under the Qualified Plan that would apply to the Participant (as of the date of this restatement, the age-appropriate Fidelity Freedom Fund) or other such investment fund as the Committee may determine from time to time, in its sole discretion.

(m) “Deferral Account” means the Participant’s bookkeeping account that is credited with contributions by the Employer on or after January 1, 2014, pursuant to the terms hereof, and is adjusted for any Deferral Account Earnings thereon.

(n) “Deferral Account Earnings” means a book-entry amount to be credited as earnings or losses to a Participant’s Deferral Account equal to the earnings or losses that would accrue if the Participant’s Deferral Account was invested in the Investment Funds elected by the Participant, subject to the limitations below:

(i)	a Participant may not elect to allocate more than 20% of future contributions under the Plan directly into the Company Stock Fund;

(ii)

no transfers of Deferral Account amounts invested in other Investment Funds may be made into the Company Stock Fund by a Participant, if, at the time such transfer is directed into the Company Stock Fund, the value of the portion of the Participant’s Deferral Account allocated to the Company Stock Fund exceeds, or would be caused to exceed, 20% of the total value of the Participant’s Deferral Account;

(iii)	the Committee may impose additional restrictions on the Employees of one or more Employers investing in the Company Stock Fund; and

(iv)	if the Participant makes no election, the Deferral Account shall be deemed invested in the Default Fund.

(o) “Disabled” means that a Participant has been determined to be disabled by the Social Security Administration or is receiving income replacement benefits for full disability under the Company’s long-term disability plan for a period of not less than 3 months as set forth under Code Section 409A(a)(2)(C)(ii).

(p) “Earnings” means, for any Plan Year, the sum of the book-entry amounts reflecting: (i) Deferral Account Earnings, and (ii) Legacy Account Earnings.

(q) “Election Form” means the participation election form consistent with the provisions of the Plan as approved and prescribed by the Company, from time to time.

(r) “Eligible Employee” means a Top Hat Employee of an Employer whose Base Compensation exceeds Recognized Compensation.

(s) “Employee” means any common law employee of an Employer. The term Employee excludes an agent and independent contractor. Employee shall not include any “leased employees,” as defined in Code Section 414(n). Any person who provides services to the Employer shall not be an Employee if, in the Employer’s sole and absolute discretion, such services are provided pursuant to an agreement between the Employer and a third party. A person the Employee determines is not an “Employee,” as defined above, shall not be eligible to participate in the Plan regardless of whether such determination is upheld by a court or tax or regulatory authority having jurisdiction over such matters. However, a person the Employer determines is not an “Employee,” as defined above, and who later is required to be reclassified as an Employee shall be eligible to participate in the Plan benefits under the Plan prospectively only, provided that the Employee is otherwise eligible under Section 2 of the Plan.

(t) “Employer” means the Company and any Associated Company which is approved as a participating employer hereunder by the Board or Committee (unless and until subsequently removed or withdrawn pursuant to Section 17).

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) “Forfeiture” means in the event a Participant incurs a Termination of Employment, any portion of the Participant’s Account in which the Participant is not then vested pursuant to Sections 4(a) or (b) hereof, which shall be forfeited.

(w) “Investment Funds” means each of the investment funds available for notional investments under the Plan, including the Company Stock Fund, as determined by the Committee in its sole discretion.

(x) “Legacy Account” means a Participant’s entire bookkeeping account under the Plan as of the date immediately prior to January 1, 2014, as adjusted for hypothetical earnings and losses based on the terms of the Plan immediately prior to January 1, 2014, and further adjusted for any Legacy Account Earnings thereon.

(y) “Legacy Account Earnings” means a book-entry amount reflecting the hypothetical earnings or losses to a Participant’s Legacy Account equal to the earnings and losses that would accrue if the Participant’s Legacy Account were invested as follows:

(i)	the portion of the Legacy Account allocated to the Company Stock Fund as of January 1, 2014, shall remain allocated to the Company Stock Fund unless the Participant elects otherwise; and

(ii)	the remaining portion of the Legacy Account shall be deemed invested in the Default Fund unless the Participant elects otherwise.

(z) “Normal Retirement Date” means the day on which a Participant attains age sixty-five (65) while employed by the Employer.

(aa) “Participant” means any Eligible Employee who shall have become a Participant in the Plan in accordance with the provisions of Section 2 hereof and whose participation shall not have ceased or whose Account has not been distributed.

(bb) “Plan” means the Henry Schein, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

(cc) “Plan Year” means the calendar year.

(dd) “Pre-Termination Vested Benefit” means the amount of the Participant’s vested Benefit in the Participant’s Account on the date of Participant’s Termination of Employment as adjusted pursuant to Section 3(b).

(ee) “Post-Termination Vested Benefit” means the amount of the Participant’s vested Benefit attributable to contributions credited to the Participant’s Account after the date of Termination of Employment as adjusted pursuant to Section 3(b).

(ff) “Qualified Plan” means the Henry Schein, Inc. 401(k) Savings Plan, as amended and restated effective as of January 1, 2015, as amended from time to time.

(gg) “Recognized Compensation” means the dollar limitation pursuant to Section 402(g) of the Code for the Plan Year divided by the percentage set by the Committee in its sole discretion or such higher amount specified by the Committee from time to time.

(hh) “Specified Employee” means a Participant who is a “specified employee” within the meaning of such term under Section 409A of the Code (and the guidance issued thereunder) and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Section 409A of the Code.

(ii) “Termination of Employment” means termination of employment as an Employee of the Company and all Associated Companies for any reason whatsoever, including, but not limited to, death, retirement, resignation, or firing (with or without cause), provided that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code (and the guidance issued thereunder).

(jj) “Top Hat Employee” means an Employee who is a member of a select group of management or highly compensated employees of the Employer who may participate in a plan within the meaning of Sections 201, 301(a)(3), and 401(a)(1) of ERISA.

(kk) “Year of Service” means a period of twelve (12) consecutive calendar months during which an Employee completes at least one Hour of Service (as defined in the Qualified Plan) in each consecutive calendar month.

To the extent not inconsistent with the foregoing definitions and the terms hereof, any defined term used in the Plan shall have the same meaning as in the Qualified Plan.

2. Participation.

(a) An Eligible Employee shall become a Participant in the Plan on the first day of the calendar quarter following the Participant’s completion of a Year of Service, provided that such person is an Eligible Employee on such date.

(b) An Employee who ceases to be an Eligible Employee, but whose Account has not been distributed, shall be treated as a “frozen Participant” and shall not be eligible to receive further book-entry contributions to the Participant’s Deferral Account for periods during which the Employee is not an Eligible Employee (for avoidance of doubt, such frozen Participant shall be entitled to receive a timely book-entry contribution earned while an Eligible Employee but not yet received prior to becoming a frozen Participant). A “frozen Participant’s” Account shall continue to be adjusted for Earnings under Section 3 until such Account is distributed in accordance with Section 5.

(c) A “frozen Participant” who is reemployed as an Eligible Employee and whose re-participation is approved by the Committee shall become an active Participant as of the date of reemployment.

3. Contributions and Earnings.

(a) The Employer shall make a book-entry contribution to the Deferral Account of each Participant, equal to (i) the amount by which the Participant’s Base Compensation exceeds Recognized Compensation multiplied by (ii) a contribution percentage determined by the Committee in its sole discretion and established with respect to Base Compensation earned on or after the date of the Committee’s action. A contribution will be made with respect to a calendar quarter on behalf of a Participant if such Participant was employed on the last day of such calendar quarter. A Participant’s Deferral Account shall be credited on, or as soon as administratively feasible following, the September 30th immediately following the Plan Year during which the applicable calendar quarter occurs with respect to which the contribution is earned (or at least annually as of any date determined by the Committee in its sole discretion). Notwithstanding the foregoing, a Participant’s Deferral Account shall be credited with a contribution with respect to the Plan Year of the Participant’s retirement at or after the Normal Retirement Date, death, or Disability. Notwithstanding anything herein to the contrary, the Employer reserves the right to suspend book-entry contributions for any period of time. Such book-entry contributions were suspended for the period beginning July 1, 2020, and ending December 31, 2020.

(b) A Participant’s Accounts shall be adjusted for Earnings at such times as may be determined by the Committee in its sole discretion.

(c) Notwithstanding anything herein to the contrary, the Employer shall account for the portion of a Participant’s Benefit that was earned and vested as of December 31, 2004, and Earnings thereon separately from the remaining portion of a Participant’s Benefit.

4. Vesting and Forfeitures.

(a) A Participant’s Account shall become vested and nonforfeitable when and to the extent that the Participant shall have completed the number of Years of Service set forth below.

Completed Years of Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	0%
2 years but less than 3 years	20%
3 years but less than 4 years	40%
4 years but less than 5 years	60%
5 or more years	100%

(b) Notwithstanding the provisions of paragraph (a) to the contrary, a Participant’s Account shall become fully vested and nonforfeitable on the occurrence of any of the following: (i) the Participant’s Normal Retirement Date, (ii) the Participant’s death or Disability or (iii) a Change of Control.

(c) A Participant shall forfeit any unvested interest in the Participant’s Account upon a Termination of Employment.

(d) If a Participant whose Account was forfeited in its entirety pursuant to subsection (c) above again becomes employed by the Company or an Associated Company, the amount of the Participant’s Forfeiture shall only be restored to the Participant’s Account to the extent determined by the Committee, and any credit for Years of Service prior to such reemployment shall be fixed by the Committee and, if not so fixed, shall not be recognized.

5. Payment of Benefit.

(a) Upon a Participant’s Termination of Employment, the Participant’s vested Benefit shall be paid as follow:

(i)

Unless a Participant makes a timely subsequent deferral election pursuant to Section 5(b), the Participant’s Pre-Termination Vested Benefit shall be paid in a cash lump sum as soon as administratively feasible following the six-month anniversary of the date of Termination of Employment, but in no event later than sixty (60) days following such six-month anniversary.

(ii)

To the extent attributable to contributions credited to the Participant’s Account with respect to Base Compensation earned on or after September 1, 2025, the Participant’s Post-Termination Vested Benefit shall be paid in a cash lump sum on the 12-month anniversary of the Participant’s Termination of Employment. For the avoidance of doubt, this payment shall be made at such time and in such form regardless of whether the Participant makes a timely subsequent deferral election pursuant to Section 5(b) with respect to their Pre-Termination Vested Benefit.

(iii)

To the extent attributable to contributions credited to the Participant’s Account with respect to Base Compensation earned before September 1, 2025, the Participant’s Post-Termination Vested Benefit shall be paid in a second cash lump sum in the calendar year immediately following the date of the Termination of Employment but in no event sooner than six (6) months following termination.

(b) Effective September 1, 2025, after becoming a Participant, such Participant may file an Election Form with the Committee electing to have the Participant’s Pre-Termination Vested Benefit either:

(i)	Paid in a cash lump sum five (5) years from the date of payment described in Section 5(a)(i);

(ii)	Paid in ratable annual installments in cash for a period of three (3) years, with payments commencing five (5) years from the date of payment described in Section 5(a)(i); or

(iii)	Paid in ratable annual installments in cash for a period of five (5) years, with payments commencing five (5) years from the date of payment described in Section 5(a)(i).

Notwithstanding the foregoing, such a deferral election shall be null and void unless: (i) the deferral election does not take effect for at least twelve (12) months after it is made, (ii) the deferral election is made at least twelve (12) months prior to the date the first installment otherwise would be paid under Section 5(a)(i), as specified in the Election Form, and (iii) the deferral election defers payment for at least five (5) years after the date that the cash lump sum would otherwise have been paid (except with respect to distributions due to death or Disability), all in accordance with Section 409A of the Code. Any deferral election within twelve (12) months of a Participant’s Termination of Employment shall be null and void. A Participant may not change such deferral election after it is made. A Participant may only make one (1) deferral election; further deferral elections are not permitted. For the avoidance of doubt, a Participant may not make a deferral election with respect to their Post-Termination Vested Benefit, if any.

(c) Notwithstanding anything to the contrary, in the event of a Change of Control, each Participant’s then vested Benefit shall be paid to such Participant in a cash lump sum payment within thirty (30) days following the Change of Control.

(d) Notwithstanding a deferral election pursuant to Section 5(b), or anything herein to the contrary, a Participant’s Pre-Termination Vested Benefit shall be paid at the time and in the form described in Section 5(a)(i) if:

(i)	The Participant’s Pre-Termination Vested Benefit is less than $50,000; or

(ii)	The Participant’s Termination of Employment occurs as a result of the Participant’s death or Disability.

6. Claims Procedure.

(a) Any claim by a Participant or former Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits, or other aspects of the operation of the Plan shall be made in writing to the Committee for such purpose. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee receives the claim, provided that in the event of special circumstances such period may be extended. The ninety (90) day period may be extended up to ninety (90) days (for a total of one hundred eighty (180) days).

If the initial ninety (90) day period is extended, the Committee shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Committee’s request for information; or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent Plan provisions upon which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

(iv)	Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b) If the claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The Claimant or a duly authorized representative may:

(i)	Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(ii)

Submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(c) The decision of the Committee shall be made within sixty (60) days after receipt of the Claimant’s request for review unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.

If the initial sixty (60) day period is extended, the Committee shall, within sixty (60) days of receipt of the claim for review, notify the Claimant in writing. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim upon review. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Plan’s request for information; or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

(d) The Committee’s decision upon review of the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:

(i)	The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;

(ii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iii)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e) The Committee shall have the full power and authority to interpret, construe and administer the Plan in its sole discretion based on the provisions of the Plan and to decide any questions and settle all controversies that may arise in connection with the Plan. Both the Committee’s and the Board’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee and the Board, including any valuation of the Benefit, any determination under this Section 6, or the amount of the payment to be made hereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Board or Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

(f) No officer, member, or former member of the Committee shall be liable for any action or determination made with respect to the Plan or any benefit under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Company and to the extent not covered by insurance, each officer, member, or former member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel) or liability (including any sum paid in settlement of a claim), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud. Such indemnification shall be in addition to any rights of indemnification the officers, members, or former members may have as directors under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any subsidiary of the Company.

(g) The claims procedures set forth in this section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1. The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.

(h) A Claimant must fully exercise all appeal rights provided herein prior to commencing a civil action under Section 502(a) of ERISA.

(i) If a claim made pursuant to this Section 6 is denied, in whole or in part, upon review (or any other adverse benefit determination is made upon review), the Claimant (or the Claimant’s representative) may, to the extent provided by law, file suit in a court of appropriate jurisdiction challenging such denial or adverse benefit determination; provided, however, no court action seeking to recover benefits under the terms of the Plan may be filed by the Claimant after the earlier of the term of the applicable statute of limitations within the jurisdiction in which the lawsuit is filed or 365 days from the date of the denial (or adverse benefit determination) upon review.

7. Construction of Plan.

(a) Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between any Employer and the Participants, their Beneficiaries, or any other person. Any funds which may be invested under the provisions of the Plan shall continue for all purposes to be part of the general funds of the applicable Employer, and no person other than the applicable Employer shall, by virtue of the provisions of the Plan, have any interest in such funds. To the extent that any person acquires a right to receive payments from any Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

(b) Each Employer shall be liable for the obligations hereunder only with respect to its own employees, and not with respect to the employees of any other Employer. If a Participant works for more than one Employer in the same calendar year, then the contribution for the Participant hereunder for the calendar year shall be allocated pro-rata to each such Employer in proportion to the Participant’s Base Compensation payable by each Employer to the Participant for the calendar year.

(c) All expenses incurred in administering the Plan shall be paid by the Employers.

8. Minors and Incompetents. If the Committee finds that any person to whom payment is payable under the Plan is unable to care for their affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine it its sole discretion. Any such payment shall be a complete discharge of the liabilities of the Employer, the Committee, and the Board under the Plan.

9. Limitation of Rights. Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of any Employer as an executive or in any other capacity or to interfere with the Employer’s right to discharge the Employee at any time for any reason whatsoever.

10. Payment Not Salary. Any Benefit accrued or payable under the Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which the Employee may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.

11. Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

12. Withholding. Each Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

13. Assignment. The Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns, and the Participants and their Beneficiaries, heirs, executors, administrators, and legal representatives. In the event that any Employer sells all or substantially all of the assets of its business and the acquirer of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

14. Non-Alienation of Benefits. The benefits accrued or payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

15. Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan, and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York.

16. Amendment or Termination of Plan. The Board or an authorized committee under the Company’s Bylaws (including the Committee) may, in its sole and absolute discretion, amend the Plan from time to time in any respect, prospectively or retroactively, and may at any time terminate the Plan in its entirety.

17. Withdrawal or Removal of an Employer. Each Employer may withdraw from the Plan at any time, in which case it shall be deemed to maintain a separate plan for Participants who are its employees identical to the Plan except that such Employer shall be deemed to be the Company for all purposes. Each Employer shall be liable for the vested obligations hereunder with respect to its employees.

Notwithstanding anything in the Plan to the contrary, if an Associated Company that was previously approved by the Board or Committee as a participating Employer and meets the definition of Associated Company only by substituting “at least 50 percent” for “at least 80 percent” for purposes of applying Code Section 1563(a)(i)(2) and (3) and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining whether a trade or business is under common control, then the Board or Committee may revoke such approval and the Associated Company will be removed as an Employer under the Plan for purposes of prospective deferrals unless and until the Board or Committee subsequently approves the Associated Company as a participating Employer again. Upon such a removal or any time thereafter, the Board or Committee may, but is not required to, elect to treat the Employer as withdrawn from the Plan, in which case the Employer shall be deemed to maintain a separate plan as set forth in the paragraph above.

18. Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. The Company does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Company shall not be responsible for compliance with, or exemption from, Section 409A of the Code and the guidance issued thereunder. For purposes of Section 409A of the Code, each Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment within sixty (60) days following the date of such Termination of Employment”), the actual date of payment within the specified period shall be within the sole discretion of the Committee.

19. Non-Exclusivity. The adoption of the Plan by an Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

20. Number. Wherever used in the Plan, the singular shall be deemed to include the plural unless the context clearly indicates otherwise.

21. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed this 4th day of August, 2025.

HENRY SCHEIN, INC.

By:	/s/ Christine Sheehy
	Name:	Christine Sheehy
	Title:	Senior Vice President, Chief Human Resources Officer

EXHIBIT A

Change of Control

For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any subsidiary thereof, any employee benefit plan sponsored or maintained by the Company, or any subsidiary thereof (including any trustee of any such plan acting in the capacity of trustee) and any person who (or group which includes a person who) is the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of at least 15% of the common stock of the Company (but less than 35%) becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least 35% of the total number of votes that may be cast for the election of directors of the Company; (ii) the merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions, provided that such transaction constitutes an acquisition of more than 50% of the total fair market value or total voting power of the stock of the Company, or, with respect to a sale of assets, results in the sale of 40% or more of the total gross fair market value of all of the assets of the Company (as determined in accordance with Section 409A of the Code) immediately prior to such acquisition (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any stockholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction if such stockholder is not the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of at least 15% of the common stock of the Company); or (iii) within any 12-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the board of directors of the Company or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Plan if, for purposes of Section 409A of the Code, such event would not be considered to be a “change in control event” under Section 409A of the Code.